Exhibit 10.3

TIME SHARING AGREEMENT

THIS TIME SHARING AGREEMENT (this “Agreement”) is entered into this 2nd day of September, 2015, by and between THE TRAVELERS INDEMNITY COMPANY, a Connecticut corporation with a place of business at One Tower Square, Hartford, Connecticut 06183 (“TIC”), and ALAN D. SCHNITZER, with a business address at 485 Lexington Avenue, New York, New York 10017 (“Lessee”).

WITNESSETH:

WHEREAS, TIC operates aircraft from time to time (individually and collectively, the “Aircraft”) under Part 91 of the Federal Aviation Regulations (“FAR’s”) incidental to its primary business; and

WHEREAS, TIC engages a fully-qualified and credentialed flight crew to operate the Aircraft; and

WHEREAS, TIC has agreed to lease the Aircraft to Lessee on a non-exclusive “time sharing” basis as defined in Section 91.501(c)(1) of the FAR’s for Personal Use (as defined below), upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TIC and Lessee, each intending to be legally bound, hereby agree as follows:

1.                                      Lease of Aircraft.

(a)         TIC agrees to lease the Aircraft to Lessee pursuant to the provisions of Section 91.501(b)(6), Section 91.501(c)(1) and Section 91.501(d) of the FAR’s and this Agreement for all Personal Use during the Term (as defined in Section 2) of this Agreement, and to provide a fully-qualified and credentialed flight crew for all flights to be conducted hereunder.  The parties acknowledge and agree that this Agreement did not result in any way from any direct or indirect advertising, holding out or soliciting on the part of TIC or any person purportedly acting on behalf of TIC.

(b)         To the extent that any of the Aircraft is an aircraft to which FAR 91.501 is inapplicable, TIC shall satisfy the Small Aircraft Exemption (the “Small Aircraft Exemption”) available to members of the National Business Aviation Association (Federal Aviation Administration (“FAA”) Exemption 7897, as renewed, superseded or modified from time to time).

(c)          If TIC ceases to operate an Aircraft as a result of the sale or other disposition of the Aircraft or otherwise, this Agreement shall be deemed terminated as to such Aircraft but shall remain in full force and effect with respect to each of the other Aircraft.  No such termination shall affect any of the rights or obligations of the parties accrued or incurred hereunder prior to such termination.

If in the future TIC operates any additional aircraft, the term “Aircraft” under this Agreement shall be deemed to be modified to include such Aircraft, and thereafter this Agreement shall remain in full force and effect with respect to such Aircraft and each of the other Aircraft.

(d)         For purposes of this Agreement, “Personal Use” means any use of the Aircraft hereunder, whether domestic or international, other than for the business purposes of TIC, its subsidiaries or affiliates.  For the avoidance of doubt, “Personal Use” shall (a) include (i) all flight segments operated hereunder with passengers aboard and all flight segments operated hereunder without passengers aboard (“empty leg” flights)  in order to position the Aircraft to the point of initial departure and/or to re-position the Aircraft from the destination to the Aircraft’s home base and (ii) use of the Aircraft for the transportation of guests of Lessee, and (b) exclude travel which would for Federal income tax purposes be deemed commuting by Lessee.

2.                                      Term.  The term of this Agreement (the “Term”) shall commence on the date first set forth above and, unless terminated in accordance with the provisions hereof, shall continue for an initial term of one year and thereafter shall automatically renew for successive one-year terms.  Notwithstanding anything herein to the contrary, this Agreement shall terminate upon the date of Lessee’s termination of employment as Chief Executive Officer of The Travelers Companies, Inc.  No termination of this Agreement shall affect any of the rights or obligations of the parties accrued or incurred hereunder prior to such termination.

3.                                      Payment for Use of Aircraft.

(a)         As payment for Personal Use of the Aircraft pursuant to this Agreement, Lessee shall pay TIC the maximum amount legally payable for each such Personal Use under FAR Section 91.501(d), as in effect from time to time.  As of the date of this Agreement, the maximum amount legally payable for Personal Use conducted under this Agreement consists of the following actual expenses of such flight:

(1)         fuel, oil, lubricants and other additives;

(2)         travel expenses of crew, including food, lodging and ground transportation;

(3)         hangar and tie-down costs away from the Aircraft’s base of operation;

(4)         insurance obtained for the specific flight;

(5)         landing fees, airport taxes and similar assessments;

(6)         customs, foreign permit and similar fees directly related to the flight;

(7)         in-flight food and beverages;

(8)         passenger ground transportation;

(9)         flight planning and weather contract services; and

(10)                an additional charge equal to 100% of the expenses listed in Section 3(a)(1).

Notwithstanding the foregoing or anything in this Agreement to the contrary, Lessee shall not be required to pay TIC, for any Personal Use, any amounts in excess of the aggregate incremental costs to TIC, its subsidiaries or affiliates, incurred in connection with such Personal Use as such aggregate incremental costs are determined for purposes of Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended.

(b)     Notwithstanding anything in this Agreement to the contrary, to the extent that Lessee and TIC agree that it is appropriate for Lessee to reimburse TIC for all or a portion of the use of the Aircraft which would otherwise be considered a use of the Aircraft for a “business purpose,” such use will be governed by, and such reimbursement of all or a portion of the use of the Aircraft shall be made pursuant to, this Agreement as if such use were “Personal Use.”

4.                                      Operational Control of Aircraft.  TIC and Lessee intend and agree that on all flights conducted under this Agreement, TIC shall have complete and exclusive operational control over the Aircraft, its flight crews and maintenance, and complete and exclusive possession, command and control of the Aircraft.  TIC shall have complete and exclusive responsibility for scheduling, dispatching and flight-following of the Aircraft on all flights conducted under this Agreement, which responsibility includes the sole and exclusive right over initiating, conducting and terminating such flights.  Nothing in this Agreement is intended or shall be construed so as to convey to Lessee any operational control over, or possession, command and control of, the Aircraft, all of which are expressly retained by TIC.

5.                                      Scheduling.

(a)         Lessee will provide the designated authorized representative(s) of TIC with requests for flight time and proposed flight schedules as far in advance of any given flight under this Agreement as possible in accordance with policies established from time to time by TIC.  Requests for flight time shall be in such form (whether oral or written) mutually convenient to, and agreed upon by, the parties.  In addition to proposed schedules and flight times, Lessee shall upon request provide TIC with the following information for each proposed flight prior to scheduled departure: (i) departure point; (ii) destination; (iii) date and time of flight; (iv) the number and names of anticipated passengers; (v) the nature and extent of luggage to be carried; (vi) the date and time of a return flight, if any; and (vii) any other pertinent information concerning the proposed flight that TIC or the flight crew may request.

(b)         Subject to Aircraft and crew availability, TIC shall use its good faith efforts, consistent with TIC’s approved policies, in order to accommodate the needs of Lessee, to avoid conflicts in scheduling, and to enable Lessee to enjoy the benefits of this Agreement.

(c)          Although every good faith effort shall be made to avoid its occurrence, any flight scheduled under this Agreement is subject to cancellation by either party without incurring liability to the other party.  In the event that cancellation is necessary, the canceling party shall provide the maximum notice practicable.

(d)         TIC shall not be liable to Lessee or any other person for loss, injury or damage occasioned by the delay or failure to furnish the Aircraft and flight crew pursuant to this Agreement for any reason.

6.                                      Billing.  TIC shall pay or cause to be paid all expenses relating to the operation of the Aircraft under this Agreement.  As soon as possible after the end of each calendar quarter during the Term, TIC shall provide to Lessee an invoice showing all Personal Use of the Aircraft under this Agreement during that quarter and a complete accounting detailing all amounts payable by Lessee pursuant to Section 3 for that quarter, including such detail supporting all expenses paid or incurred by TIC for which reimbursement is sought as Lessee may reasonably request.  Promptly after execution of this Agreement, Lessee agrees to maintain with TIC an appropriate agreed-upon advance deposit, to be applied by TIC against any amounts owed by Lessee under Section 3 and any Federal excise taxes due on such amounts, and to replenish such deposit (within thirty (30) days of notice from TIC that funds on deposit are insufficient) in mutually-agreed amounts (with any balance to be returned to Lessee upon termination of this Agreement).

7.                                      Maintenance of Aircraft.  TIC shall be solely responsible for securing maintenance, preventive maintenance and inspections of the Aircraft (utilizing an inspection program listed in FAR Section 91.409(f)), and shall take such requirements into account in scheduling the Aircraft hereunder.  TIC shall not delay or postpone any maintenance, preventive maintenance or inspections of the Aircraft unless such maintenance or inspection can be deferred in compliance with applicable laws, regulations and TIC’s maintenance program, and will not, in the discretion of TIC and the pilot-in-command, adversely affect safety.  TIC shall not be liable to Lessee or any other person for loss, injury or damage occasioned by the delay or failure to furnish the Aircraft and flight crew pursuant to this Agreement for any reason, whether or not maintenance-related.

8.                                      Flight Crew.

(a)         TIC shall employ or engage and pay all salaries, benefits and and/or compensation for a fully-qualified and credentialed flight crew with appropriate credentials to conduct each flight undertaken under this Agreement.  All flight crewmembers shall be included on any insurance policies that TIC is required to maintain hereunder.

(b)         The qualified and credentialed flight crew provided by TIC shall exercise all of its duties and responsibilities with regard to the safety of each flight conducted hereunder in accordance with applicable FAR’s.  Final authority to initiate or terminate each flight, and otherwise to decide all matters relating to the safety of any given flight or requested flight, shall rest with the pilot-in-command of that flight.  The flight crew may, in its sole discretion, terminate any flight, refuse to commence any flight or take any other action (including, without limitation, determining the route to be flown and the place of landing) which, in the sole judgment of the pilot-in-command, is necessitated by considerations of safety.  No such termination or refusal to commence by the pilot-in-command shall create or support any liability for loss, injury, damage or delay in favor of Lessee or any other person.

9.                                      Insurance.

(a)         At all times during the term of this Agreement, TIC shall maintain at its sole cost and expense (i) comprehensive aircraft liability insurance against bodily injury and property damage claims, including, without limitation, contractual liability, premises damage, personal property liability, personal injury liability, death and property damage liability, public and passenger legal liability coverage, in an amount not less than $200,000,000 for each single occurrence, and (ii) hull insurance for the full replacement cost of the Aircraft.

(b)         Any policies of insurance carried in accordance with this Section 9 and any policies taken out in substitution or replacement of any such policies shall (i) name Lessee as an additional insured; (ii) provide that in respect of the interests of Lessee in such policies, the insurance shall not be invalidated by any action or inaction of TIC regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon TIC; (iii) include a waiver of the insurer’s rights of subrogation against Lessee and a cross-liability clause which provides that except for the limits of liability, such insurance shall operate to give Lessee the same protection as if a separate policy had been issued to him; (iv) include contractual liability coverage covering TIC’s indemnity obligations hereunder; and (v) permit the use of the Aircraft by TIC for compensation or hire to the extent necessary to perform its obligations under this Agreement.  Each such policy shall be primary insurance, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.

(c)          TIC shall use reasonable commercial efforts to provide such additional insurance coverage for specific flights under this Agreement, if any, as Lessee may request in writing.  To the extent that such insurance is not part of TIC’s then existing coverage, the cost of such additional flight-specific insurance shall be borne by Lessee as set forth, and subject to the limitations contained, in Section 3(a).

(d)         Each party agrees that it will not do any act or voluntarily suffer or permit any act to be done whereby any insurance required hereunder shall or may be suspended, impaired or defeated.

(e)          At Lessee’s request, TIC shall deliver certificates of insurance to Lessee with respect to the insurance required or permitted to be provided by it hereunder.

10.                               Taxes.  Lessee shall be responsible for paying, and TIC shall be responsible for collecting from Lessee and paying over to the appropriate authorities, all applicable Federal excise taxes and all sales, use and other excise taxes imposed by any governmental authority in connection with any use of the Aircraft by Lessee hereunder.  Each party shall indemnify the other party against any and all claims, liabilities, costs and expenses (including attorney’s fees as and when incurred) arising out of its breach of this undertaking.

11.                               Lessee’s Representations and Warranties.  Lessee represents and warrants that:

(a)         Lessee will use the Aircraft only as contemplated herein and not for the purposes of providing transportation of passengers or cargo in air commerce for compensation or hire or for common carriage.

(b)         Lessee will refrain from incurring any mechanic’s or other liens in connection with the Aircraft, and shall not convey, mortgage, assign, lease or in any way alienate the Aircraft or create any kind of lien or security interest involving the Aircraft or do anything or take any action that might mature into such a lien, and shall ensure that no liens or encumbrances of any kind whatsoever are created or placed against the Aircraft for claims against Lessee or by Lessee.

(c)          Lessee will abide by and conform to all laws, governmental and airport orders, rules and regulations as in effect from time to time, imposed upon the lessee of an aircraft under a time sharing agreement, and all applicable company policies of TIC.

12.                               TIC’s Representations and Warranties.  TIC represents and warrants that:

(a)         It shall conduct or cause to be conducted all operations under this Agreement in compliance with (i) all applicable requirements of all governmental authorities having jurisdiction, including, but not limited to, the FAA and the governmental authorities of each foreign jurisdiction in or over which the Aircraft may be operated hereunder; (ii) the terms, conditions and limitations of, and in the geographical areas allowed by, the insurance policies required hereunder; and (iii) the operating instructions of the Aircraft’s flight manual and the manufacturers’ operating and maintenance instructions.

(b)     Each of the Aircraft will be in airworthy condition and in full compliance with all applicable rules, including applicable rules of the FAA.

(c)          In no event shall TIC suffer or permit the Aircraft to be used or operated during the Term without any of the insurance required hereunder being fully in effect or in any geographical area not covered by the policies then in effect.

13.                               Disclaimer of Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, TIC HAS MADE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE AIRCRAFT, INCLUDING ANY WITH RESPECT TO THEIR DESIGN, CONDITION, QUALITY OF MATERIALS AND WORKMANSHIP, MERCHANTABILITY, FITNESS FOR

ANY PARTICULAR PURPOSE, AIRWORTHINESS OR SAFETY.  IN NO EVENT SHALL TIC BE LIABLE TO THE LESSEE OR TO ANY OTHER PERSON FOR ANY INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES, HOWEVER ARISING, WHETHER TIC KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGE, LOSS OR EXPENSE.

14.                               Indemnities.

(a)         TIC hereby covenants and agrees that it shall be fully liable to, and shall promptly upon demand defend, indemnify and hold harmless Lessee and his agents, guests, invitees, licensees and employees from and against any and all liabilities, claims, demands, suits, causes of action, losses, penalties, fines, expenses or damages, including legal fees, arising out of or in connection with (i) the use, operation or maintenance of the Aircraft, (ii) the performance of or failure to perform any service or obligation which is the subject matter of this Agreement (other than those of the Lessee), or (iii) any other breach by TIC of any of the representations, warranties, covenants or agreements set forth in this Agreement.

(b)         Lessee hereby covenants and agrees that he shall be fully liable to, and shall promptly upon demand defend, indemnify and hold harmless TIC and its subsidiaries and affiliates and their respective agents and employees from and against any and all liabilities, claims, demands, suits, causes of action, losses, penalties, fines, expenses or damages, including legal fees, arising out of or in connection with any breach by Lessee of any of the representations, warranties, covenants or agreements set forth in this Agreement.

15.                               Limitation on Liability.  Notwithstanding anything in this Agreement to the contrary, Lessee shall not have any liability to TIC arising out of this Agreement for any liabilities, claims, demands, suits, causes of action, losses, penalties, fines, expenses, damages or costs other than amounts payable by Lessee pursuant to Section 3, Section 9(c), Section 10 and Section 14(b).  In no event shall Lessee be liable for any indirect, special, incidental, punitive or consequential damages.

16.                               Relationship of Parties.  TIC is strictly an independent contractor with respect to Lessee hereunder and nothing in this Agreement is intended, nor shall it be construed so as, to constitute the parties as partners or joint venturers or principal and agent.  All persons furnished by TIC for the performance of the operations and activities contemplated by this Agreement shall at all times and for all purposes be considered TIC’s employees or agents and TIC shall be solely responsible for their performance.

17.                               Governing Law; Severability.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Connecticut, without regard to its choice of law rules.  If any provision of this Agreement conflicts with any such law of the State of Connecticut, or is otherwise unenforceable, such provision shall be deemed null and void only the extent of such conflict or unenforceability, and shall be deemed separate from, and shall not invalidate, any other provision of this Agreement.

18.                               Amendment.  This Agreement may not be amended, supplemented, modified or terminated, or any of its terms varied, except by an agreement in writing signed by each of the parties hereto.

19.                               Counterparts.  This Agreement may be executed in counterparts, each of which shall, for all purposes, be deemed an original and all such counterparts, taken together, shall constitute one and the same agreement, even though all parties may not have executed the same counterpart.  Each party may transmit its signature by facsimile, and such faxed signature shall have the same force and effect as an original signature.

20.                               Successors and Assigns.  This Agreement shall be binding upon the parties hereto, and their respective heirs, executors, administrators, other legal representatives, successors and assigns, and shall inure to the benefit of the parties hereto, and, except as otherwise provided herein, to their respective heirs, executors, administrators, other legal representatives, successors and permitted assigns.  Lessee agrees that he shall not sublease, assign, transfer, pledge or hypothecate this Agreement or any part hereof (including any assignment or transfer by operation of law) without the prior written consent of TIC, which may be given or withheld by TIC in its sole and absolute discretion.

21.                               Notices.  All notices or other communications delivered or given under this Agreement shall be in writing and shall be deemed to have been duly given and received on the business day on which hand-delivered, or one business day after the business day on which sent by nationally-utilized overnight delivery service on a priority basis.  Such notices shall be addressed to the parties at the addresses set forth above, or to such other address as may be designated by any party in a writing delivered to the other in the manner set forth in this Section 21.  Notices sent by postal service shall not be effective.  For purposes of this Agreement, a “business day” is any day, other than a Saturday or Sunday, on which commercial banks in Hartford, Connecticut are authorized or required to open for business.  TIC and Lessee agree that routine communications may also be made by e-mail or fax.

22.                               Truth-in-Leasing Compliance.  To the extent that FAR 91.23 is applicable, TIC, on behalf of and in cooperation with Lessee, shall comply with the requirements of FAR 91.23, as amended from time to time.

[THIS SPACE INTENTIONALLY LEFT BLANK]

23.                               TRUTH IN LEASING STATEMENT UNDER FAR SECTION 91.23:

(A)       TIC HEREBY CERTIFIES THAT EACH OF THE AIRCRAFT HAS BEEN MAINTAINED AND INSPECTED UNDER FAR PART 91.409(f)(3)  DURING THE 12-MONTH PERIOD PRECEDING THE DATE OF EXECUTION OF THIS AGREEMENT, OR SUCH SHORTER PERIOD DURING WHICH THE AIRCRAFT HAS BEEN OPERATED BY TIC.  EACH OF THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED IN COMPLIANCE WITH THE MAINTENANCE AND INSPECTION REQUIREMENTS OF FAR PART 91.409(f)(3) FOR ALL OPERATIONS TO BE CONDUCTED UNDER THIS AGREEMENT.

(B)       TIC, WHOSE ADDRESS IS ONE TOWER SQUARE, HARTFORD, CONNECTICUT 06183, HEREBY CERTIFIES THAT IT IS RESPONSIBLE FOR OPERATIONAL CONTROL OF EACH OF THE AIRCRAFT FOR ALL OPERATIONS OF SUCH AIRCRAFT UNDER THIS AGREEMENT.

(C)       EACH PARTY HEREBY CERTIFIES THAT IT UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

(D)                               THE PARTIES UNDERSTAND THAT AN EXPLANATION OF THE FACTORS BEARING ON OPERATIONAL CONTROL AND THE PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE.

IN WITNESS WHEREOF, TIC and Lessee have executed this Agreement effective as of the date first above written.

THE TRAVELERS INDEMNITY COMPANY

By:	/s/ Kenneth F. Spence III
Name:	Kenneth F. Spence III
Title:	Executive Vice President and General Counsel

LESSEE:

/s/ Alan D. Schnitzer
ALAN D. SCHNITZER